Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-Quarter Highlights

  Net income per share was $0.53, including restructuring charges of $0.06, foreign currency revaluation gains of $0.14, and unfavorable income tax adjustments of $0.01.
  Net income per share was $0.12 in the third quarter of 2010, including reductions for restructuring charges of $0.02, foreign currency revaluation losses of $0.16, and unfavorable income tax adjustments of $0.03. A gain on the sale of a building increased net income by $0.05 per share.
  Net sales were $250.0 million, an increase of 9.5 percent compared to Q3 2010. Excluding the effects of changes in currency translation rates, net sales increased 5.1 percent.
  EBITDA, excluding restructuring charges, foreign currency revaluation effects, and a gain on the sale of a building in 2010, was $43.0 million in the third quarter of 2011, compared to $33.7 million in the third quarter of 2010.
  As announced last week, the Company agreed to sell Albany Door Systems to ASSA ABLOY AB for $130 million. The transaction is subject to review by antitrust authorities; barring any unexpected difficulties, the sale is expected to close in Q1 2012.

ROCHESTER, N.H.--(BUSINESS WIRE)--November 2, 2011--Albany International Corp. (NYSE:AIN) reported third-quarter 2011 net income of $16.7 million ($0.53 per share). Net income was decreased by restructuring charges of $2.7 million ($0.06 per share), and by unfavorable income tax adjustments of $0.3 million ($0.01 per share). Net income was increased by foreign currency revaluation gains, principally resulting from the weaker euro, totaling $6.5 million ($0.14 per share).

For the third quarter of 2010, net income was $3.6 million ($0.12 per share), and included restructuring charges of $0.8 million ($0.02 per share), foreign currency revaluation losses of $7.6 million ($0.16 per share), a gain on the sale of a building of $2.5 million ($0.05 per share), and unfavorable income tax adjustments of $1.1 million ($0.03 per share). See non-GAAP disclosures for earnings-per-share effects in Tables 6 and 7 below.

Net sales for Q3 2011 were $250.0 million, an increase of 9.5 percent compared to the third quarter of 2010. Excluding the effects of changes in currency translation rates, net sales increased 5.1 percent as shown below.

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	September 30,		Percent	Translation	Currency
(in thousands)	2011	2010	Change	Rates	Rate Effect
Paper Machine Clothing (PMC)	$168,067	$157,469	6.7%	$6,252	2.8%
Albany Door Systems (ADS)	43,276	36,247	19.4	3,257	10.4
Engineered Fabrics (EF)	20,267	18,500	9.6	353	7.6
Engineered Composites (AEC)	11,918	10,585	12.6	-	12.6
PrimaLoft® Products	6,484	5,613	15.5	191	12.1
Total	$250,012	$228,414	9.5%	$10,053	5.1%

Gross profit was 38.3 percent of net sales in the third quarter of 2011, compared to 37.9 percent in the same period of 2010. Q3 2010 gross profit was negatively affected by equipment relocation costs associated with restructuring activities of $1.7 million.

Selling, technical, general, and research (STG&R) expenses were $62.5 million, or 25.0 percent of net sales, in the third quarter of 2011. STG&R expenses included gains of $5.8 million related to the revaluation of non-functional-currency assets and liabilities. Incentive compensation linked to the value of the Company’s common stock was $0.1 million for Q3 2011, including a reduction of $1.5 million that resulted from a share price decrease during the quarter.

In the third quarter of 2010, STG&R expenses were $67.5 million, or 29.6 percent of net sales, including losses of $2.8 million related to the revaluation of non-functional-currency assets and liabilities. STG&R also included a gain of $2.5 million related to the sale of a former manufacturing facility. Incentive compensation linked to the value of the Company’s common stock was $2.0 million for Q3 2010, including an increase of $0.7 million that resulted from a share price increase during the quarter.

As shown in Table 2, operating income was $30.5 million in the third quarter of 2011, compared to $18.2 million for the same period of 2010. Q3 2011 operating income was reduced by $2.7 million for restructuring charges and increased by $5.8 million for currency revaluation gains. Q3 2010 operating income was reduced by $0.8 million for restructuring charges and by $2.8 million for currency revaluation gains, while a gain on the sale of a building increased operating income by $2.5 million (see Tables 3 and 4).

Table 2
	Operating Income/(loss)
	Three Months ended
	September 30,
(in thousands)	2011	2010
Paper Machine Clothing*	$47,312	$40,184
Albany Door Systems	3,674	2,490
Engineered Fabrics	1,555	1,123
Engineered Composites	(1,434)	(2,637)
PrimaLoft® Products	1,234	1,264
Research expenses	(6,400)	(6,330)
Unallocated expenses**	(15,413)	(17,942)
Total	$30,528	$18,152

*Q3 PMC operating income included $5.7 million of income in 2011, and $2.5 million of expense in 2010, related to the revaluation of non-functional-currency assets and liabilities. Q3 2010 PMC operating income also included a gain of $2.5 million related to the sale of a building.

**Q3 Unallocated expenses included $0.1 million of incentive compensation in 2011 and $2.0 million in 2010.

Third-quarter segment operating income included the following U.S. GAAP restructuring charges:

Table 3
	Restructuring charges
	Three Months ended
	September 30,
(in thousands)	2011	2010
Paper Machine Clothing	$440	$216
Albany Door Systems	14	(249)
Engineered Fabrics	2,170	405
Engineered Composites	-	453
Unallocated expenses	81	17
Total	$2,705	$842

Restructuring charges in Q3 2011 were primarily due to organizational changes associated with the integration of PMC and Engineered Fabrics.

Q3 2011 Other income/expense, net, was expense of $0.4 million, including a gain of $0.6 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q3 2010 was expense of $5.9 million, including expense of $4.8 million related to the revaluation of non-functional-currency intercompany balances.

Interest expense, net, was $4.4 million in Q3 2011 compared to $4.8 million in Q3 2010. The decrease was primarily due to $30 million of lower average debt in 2011.

The Company’s effective income tax rate, exclusive of income tax adjustments, was 34.0 percent for the third quarter of 2011. Q3 2011 income tax expense was increased by $0.3 million, principally resulting from an increase in the estimated income tax rate. The income tax rate, exclusive of income tax adjustments, was 36.0 percent for Q3 2010. Q3 2010 income tax adjustments increased income tax expense $1.1 million, also principally resulting from an increase in the estimated income tax rate.

EBITDA in Q3 2011 was $46.8 million, including restructuring charges of $2.7 million and revaluation gains of $6.5 million (see Table 5). EBITDA in Q3 2010 was $27.7 million, including restructuring charges of $0.8 million, foreign currency revaluation losses of $7.6 million, and a gain on the sale of a building of $2.5 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	September 30,
(in thousands)	2011	2010
Operating income	$5,827	($2,844)
Other income/expense, net	625	(4,800)
EBITDA	$6,452	($7,644)

Capital spending for equipment and software was $4.6 million for the third quarter of 2011, bringing the year-to-date total to $20.3 million. Depreciation and amortization for the quarter were $14.4 million and $2.3 million, respectively. For the full year 2011, we currently expect approximately $30 million of capital spending and $66 million of depreciation and amortization.

CEO Comments

President and CEO Joe Morone said, “Q3 2011 was particularly important for Albany International. Operating results were strong; internally we launched a major reorganization that over time, should lead to substantial synergies; and then in October 2011, we entered into an agreement to sell Albany Door Systems.

“As announced last week, we have agreed to sell Albany Door Systems to Assa Abloy for $130 million. The transaction is subject to review by antitrust authorities; barring any unexpected difficulties, the sale should close in Q1 2012. We intend to use the net proceeds to strengthen the balance sheet; we will have more detail about our approach to doing so after the transaction closes, most likely in our Q1 earnings release.

“During Q3, we announced internally our intention to merge Engineered Fabrics into Paper Machine Clothing. We will continue to report results separately for the rest of the year, by which time we expect these two groups to be fully integrated. The technical, manufacturing, and administrative synergies between EF and PMC are significant. We have already announced the planned closure of our EF corrugator-belt manufacturing operation in Albany, New York, and the shifting of production to our PMC dryer plant in Mexico. In September, we completed the transfer of our EF fiber cement-belt production to that same PMC plant in Mexico. And during the quarter we introduced several new EF products, each of which represents a direct application of technology developed for PMC to EF markets. We see significant opportunity for other synergies, the benefits of which should become apparent over the next two years.

“In addition to strengthening the balance sheet and creating the potential for synergies, the pending sale of ADS and merger of EF and PMC clarifies our corporate strategy and structure: Albany International will comprise two complementary core businesses—PMC and AEC. These two businesses draw on the same core advanced textiles and materials processing capabilities, and compete on the basis of proprietary, product-based advantage that is grounded in those core capabilities. As a result, technology and manufacturing advances in one tend to benefit the other. While not enjoying comparable synergies with PMC and AEC, PrimaLoft® Products is also based on expertise in textiles and materials processing, and also competes on the basis of product advantage. Together, PMC, AEC, and PrimaLoft® Products create a unique investment proposition: a technology-driven small-cap company that combines the potential cash generation of a value stock with the potential revenue generation of a growth stock.

“As for Q3 results, the strong performance was led by PMC. Excluding currency effects, PMC sales were roughly three percent ahead of the comparable period in 2010, driven by continuing stability in pricing and strong growth in China. Profitability, once again excluding currency effects (which were positive this quarter), rebounded from Q2 back to more typical levels. This business continues to perform well on all fronts, from cost containment to introduction of new products. The performance is especially strong in strategically important accounts and product segments.

“Excluding a charge for restructuring, Engineered Fabrics showed improvement against a soft Q3 2010. We anticipate a positive impact on profitability over the next several quarters, as we begin to capture synergies with PMC. The strong top-line performance of PrimaLoft® Products continued in Q3, driven once again by penetration into new markets in Europe coupled with new product development. Sales excluding currency effects were 12 percent ahead of last year, but income was only even with Q3 2010 due to customer mix and high freight cost. And once again, led by strength in Europe and continued momentum from the introduction of new products, ADS turned in a strong performance, with sales excluding currency effects 10 percent ahead of Q3 2010.

“AEC also performed well in Q3, with sales growing by 13 percent compared to both Q2 2011 and Q3 2010. EBITDA continued to hover around breakeven, as the business continues to focus on developing the LEAP engine and bringing its Boerne, Texas, operation to sustainable profitability, while awaiting the re-ramp of landing braces for the Boeing 787.

“Looking forward to Q4 and Q1 2012, we now see evidence of a return in PMC to traditional seasonal sales trends. Even though we expect that PMC will continue its outstanding competitive performance, we now think it is increasingly likely that this business will see a seasonal slowdown during the December holiday season unlike a year ago. Such a slowdown would likely affect sales in late Q4 and early Q1. The outlook beyond early Q1 depends in large measure on the rate of economic growth during the balance of 2012.

“Order patterns for PrimaLoft® Products and Engineered Fabrics suggest a continuation of recent top-line trends. As for AEC, continuing delays in the re-ramp of the 787 brace program make it less likely that we will achieve the sales run rate of $60 million per year by Q2 of 2012 that we had been anticipating. Nonetheless, we continue to expect strong sales growth over the next several quarters.

“By far the most important factor shaping AEC’s near-, medium-, and long-term outlook is the LEAP engine program. The stronger-than-expected market for re-engined single-aisle aircraft is putting pressure on Airbus and Boeing to ramp up their A320Neo and 737Max production higher and sooner than they had anticipated, which is putting pressure on CFM to do the same for the LEAP engine. This in turn heightens the visibility of, and the pressure on, AEC. In response, AEC is accelerating hiring and organizational development, which coupled with the slower ramp-up of the brace program, is likely to delay by a few quarters improvement of earnings to a break-even level of operating income. This acceleration does not, however, alter our expectation that we will be able to fully capitalize AEC, while continuing to make all investment necessary to maintain our technology leadership in PMC and growth potential in PrimaLoft® Products, with annual capital spending over the next several years that is on average roughly equal to total amortization and depreciation.

“In sum, this was a particularly important quarter for Albany International, highlighted by good performance and an internal reorganization that creates the opportunity for substantial synergies, followed in October by a balance sheet-transforming transaction. We will have more to say about our plans to strengthen the balance sheet once the transaction closes.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “The Company continued to improve its balance sheet during Q3. While net debt, compared to the end of Q2, only declined $1 million to $260 million at the end of Q3, total debt declined about $28 million from $418 million at the end of Q2 to $390 million at the end of Q3 (see Table 8). The reduction in total debt was due to the Company’s ability to repatriate cash from non-U.S. accounts in a tax-efficient manner. In addition, the Company contributed a total of $9 million to its defined benefit pension plans in the United States and Canada as part of a continuing effort to improve the funded status of these plans. An additional $5 million to $10 million may be contributed to these plans in Q4.

“The Company’s leverage ratio, as defined in our primary debt agreements, declined from 2.16 at the end of Q2 to 1.77 at the end of Q3, triggering a 25-basis-point reduction in interest rates on our revolving credit agreement. Borrowing capacity and available cash both remained strong with over $130 million available on our $390 million bank credit agreement and with cash balances, mostly outside of the U.S., of $130 million at the end of Q3.

“In addition to the pension contributions, the other major factor that negatively affected cash flow was the $17 million increase, excluding currency effects, in accounts receivable, which was partially offset by the $4 million reduction in inventory. The increase in accounts receivable is largely due to strong sales at the end of the quarter. Despite the large increase in value, days sales outstanding in accounts receivable only increased one day to 60 days at the end of Q3, compared to 59 days at the end of Q2. Inventory performance improved during the quarter. As a percent of sales, inventory decreased from 18.8 percent at the end of Q2 to 17.5 percent at the end of Q3. We expect both accounts receivable and inventory performance to improve during Q4.

“Positive income effects from the revaluation of non-functional-currency assets and liabilities were significant during Q3, with almost $6 million of gains recorded in operating income. The primary source of these gains was the revaluation of U.S. dollar trade receivables to the euro. This revaluation had little effect on cash flow as U.S. dollar receipts in Europe are held and used to fund U.S. dollar expenditures.

“The Company’s Q3 effective income tax rate, exclusive of income tax adjustments, was 34.0 percent, which is based on our current estimate of the tax rate for the full year. Cash paid for income taxes during Q3 was about $6.1 million, including the effect of the utilization of net operating loss carry-forwards and other deferred tax assets and $2.0 million in discrete tax payments related to prior-year matters. Cash payments for taxes, exclusive of discrete tax amounts, are expected to be $15.0 million for the full year.”

The Company plans a webcast to discuss third-quarter 2011 financial results on Thursday, November 3, 2011, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International Corp. (NYSE:AIN) is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of growth businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, high-performance industrial doors, and high-performance insulation and yarn. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding restructuring charges, currency effects, and building sale gains, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or gains and losses such as the gain in Q3 2010 from the sale of a building, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, Depreciation and Amortization to Net income. EBITDA excluding restructuring charges, foreign currency effects, and building sale gains is calculated by adding to EBITDA, costs associated with restructuring, and then adding or subtracting revaluation losses or gains and subtracting building share gains. The Company believes that EBITDA and EBITDA excluding the effect of such items provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of operations.

The following table contains the calculation of EBITDA and EBITDA excluding restructuring charges, foreign currency revaluation effects, and building sale gains:

Table 5
	Three Months ended
	September 30,
(in thousands)	2011	2010
Net income	$16,674	$3,627
Interest expense, net	4,377	4,833
Income tax expense	9,032	3,732
Depreciation	14,407	13,204
Amortization	2,261	2,256
EBITDA	46,751	27,652
Restructuring and other, net	2,705	842
Foreign currency revaluation (gains) losses	(6,452)	7,644
(Gain) on sale of building	-	(2,454)
EBITDA excluding restructuring charges,
foreign currency revaluation effects, and
gain on sale of building	$43,004	$33,684
Percentage increase in 2011	27.7%	-

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended September 30, 2011
(in thousands, except per share	Pre-tax		After-tax	Shares	Per Share
amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$2,705	$920	$1,785	31,278	$0.06
Foreign currency revaluation gains	6,452	2,194	4,258	31,278	0.14
Income tax adjustments	-	268	268	31,278	0.01
Table 7
Quarter ended September 30, 2010
(in thousands, except per share	Pre-tax		After-tax	Shares	Per Share
amounts)	amounts	Tax Effect	Effect	Outstanding	Effect
Restructuring and other, net	$842	$303	$539	31,118	$0.02
Foreign currency revaluation losses	7,644	2,752	4,892	31,118	0.16
Gain on sale of building	2,454	957	1,497	31,118	0.05
Income tax adjustments	-	1,069	1,069	31,118	0.03

The Company defines net debt as total debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of the Company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of total debt to net debt as of September 30, 2011; June 30, 2011; and December 31, 2010, is shown below:

The following table contains the calculation of net debt:

Table 8
	September 30,	June 30,	December 31,
(in thousands)	2011	2011	2010
Notes and loans payable	$901	$1,246	$1,587
Current maturities of long-term debt	13	12	12
Long-term debt	389,197	417,012	423,647
Total debt	390,111	418,270	425,246
Cash	129,768	157,046	122,301
Net debt	$260,343	$261,224	$302,945

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions; sales and operating income expectations during the next several quarters in each of the Company’s businesses, anticipated improvements in cash generation, revenue growth and income expectations for the Company’s non-PMC businesses; the timing and impact of certain production and development programs in the Company’s AEC business segment; pricing conditions in the PMC industry, the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, and future levels of EBITDA. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2011	2010		2011	2010

$250,012	$228,414	Net sales	$745,877	$669,737
154,254	141,879	Cost of goods sold	450,226	420,138

95,758	86,535	Gross profit	295,651	249,599
48,840	53,412	Selling, general, and administrative expenses	164,964	152,804
13,685	14,129	Technical, product engineering, and research expenses	44,187	42,179
2,705	842	Restructuring and other, net	4,983	2,923

30,528	18,152	Operating income	81,517	51,693
4,377	4,833	Interest expense, net	13,939	12,540
374	5,920	Other expense, net	5,298	648

25,777	7,399	Income before income taxes	62,280	38,505
9,032	3,732	Income tax expense	19,700	21,461

16,745	3,667	Income before equity in (losses)/earnings of associated companies	42,580	17,044
(71)	(40)	Equity in (losses)/earnings of associated companies	(411)	58
$16,674	$3,627	Net income	$42,169	$17,102

		Net income per share:
$0.53	$0.12	Basic	$1.35	$0.55
$0.53	$0.12	Diluted	$1.34	$0.55

		Shares used in computing earnings per share:
31,278	31,118	Basic	31,255	31,040
31,462	31,211	Diluted	31,476	31,145

$0.13	$0.12	Dividends per share	$0.38	$0.36

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$129,768	$122,301
Accounts receivable, net	184,557	176,716
Inventories	167,236	156,171
Income taxes receivable and deferred	42,057	39,721
Prepaid expenses and other current assets	13,850	11,883
Total current assets	537,468	506,792

Property, plant and equipment, net	455,378	488,121
Investments in associated companies	2,801	2,926
Intangibles	2,918	4,182
Goodwill	115,212	115,616
Deferred taxes	142,673	141,701
Other assets	17,122	18,955
Total assets	$1,273,572	$1,278,293

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$901	$1,587
Accounts payable	45,533	44,294
Accrued liabilities	113,694	110,292
Current maturities of long-term debt	13	12
Income taxes payable and deferred	20,099	9,670
Total current liabilities	180,240	165,855

Long-term debt	389,197	423,647
Other noncurrent liabilities	179,805	190,493
Deferred taxes and other credits	74,048	72,038
Total liabilities	823,290	852,033

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,521,942 in 2011 and 36,442,209 in 2010	37	36
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2011 and 2010	3	3
Additional paid in capital	390,239	387,876
Retained earnings	433,336	403,048
Accumulated items of other comprehensive income:
Translation adjustments	(16,592)	(6,041)
Pension and post retirement liability adjustments	(96,085)	(100,355)
Derivative valuation adjustment	(2,736)	(276)
Treasury stock (Class A), at cost 8,479,487 shares
in 2011 and 8,484,528 shares in 2010	(257,920)	(258,031)
Total shareholders' equity	450,282	426,260
Total liabilities and shareholders' equity	$1,273,572	$1,278,293

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2011	2010		2011	2010
		OPERATING ACTIVITIES
$16,674	$3,627	Net income	$42,169	$17,102
		Adjustments to reconcile net income to net cash
		provided by operating activities:
71	40	Equity in losses/(earnings) of associated companies	411	(58)
14,407	13,204	Depreciation	42,933	40,454
2,261	2,256	Amortization	6,750	6,486
188	188	Noncash interest expense	565	565
(11,021)	(2,825)	Provision for deferred income taxes, other credits and long-term liabilities	(11,045)	8,390
40	116	Provision for write-off of property, plant and equipment	104	3,209
-	(2,454)	Gain on disposition of assets	(1,022)	(2,454)
(18)	(12)	Excess tax benefit of options exercised	(53)	(12)
679	1,790	Compensation and benefits paid or payable in Class A Common Stock	1,969	4,799

		Changes in operating assets and liabilities, net of
		business acquisitions and divestitures:
(17,091)	(7,783)	Accounts receivable	(10,186)	(8,127)
4,062	2,626	Inventories	(13,250)	14,644
281	(3,289)	Prepaid expenses and other current assets	(2,192)	(5,319)
(2,897)	(3,671)	Accounts payable	1,005	(8,115)
9,226	7,487	Accrued liabilities	5,136	(1,206)
5,738	(431)	Income taxes payable	10,597	(110)
(96)	(1,556)	Other, net	411	(113)
22,504	9,313	Net cash provided by operating activities	74,302	70,135

		INVESTING ACTIVITIES
(4,261)	(4,029)	Purchases of property, plant and equipment	(18,155)	(17,944)
(346)	(644)	Purchased software	(2,098)	(2,590)
-	3,209	Proceeds from sale of assets	2,860	3,209
-	-	Acquisitions, net of cash acquired	-	(1,902)
-	-	Cash received from life insurance policy terminations	-	49,302
(4,607)	(1,464)	Net cash (used in)/provided by investing activities	(17,393)	30,075

		FINANCING ACTIVITIES
741	576	Proceeds from borrowings	1,385	6,728
(29,090)	(12,369)	Principal payments on debt	(37,087)	(82,124)
114	(11)	Proceeds from options exercised	415	125
18	12	Excess tax benefit of options exercised	53	12
-	(4,471)	Debt issuance costs	-	(4,471)
(4,066)	(3,729)	Dividends paid	(11,560)	(11,148)
(32,283)	(19,992)	Net cash (used in) financing activities	(46,794)	(90,878)

(12,892)	8,880	Effect of exchange rate changes on cash and cash equivalents	(2,648)	(7,388)

(27,278)	(3,263)	(Decrease)/increase in cash and cash equivalents	7,467	1,944
157,046	102,673	Cash and cash equivalents at beginning of period	122,301	97,466
$129,768	$99,410	Cash and cash equivalents at end of period	$129,768	$99,410

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
susan.siegel@albint.com